Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

KELLY SERVICES, INC.

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Kelly Services, Inc., a corporation organized and existing under the laws of Delaware, certifies as follows:

1. The name of the Corporation is KELLY SERVICES, INC.

2. The original certificate of incorporation was filed with the Secretary of State of Delaware on August 27, 1952 under the name of PERSONNEL SERVICE, INC.

3. This Amended and Restated Certificate of Incorporation amends, restates and integrates the certificate of incorporation of the corporation heretofore in effect. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the corporation.

4. The Amended and Restated Certificate of Incorporation so adopted reads in full as follows:

FIRST: The name of this corporation is Kelly Services, Inc.

SECOND: The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:

Division A

The total number of shares of stock which the corporation shall have authority to issue is 110,000,000 shares, the par value of each of the shares is $1.00, and the shares are divided into two classes consisting of 100,000,000 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock.

Division B

The designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions in respect of the shares of each class are as follows:

(a) Dividends. Holders of the Class A Common Stock and the Class B Common Stock shall be entitled to receive dividends, out of funds legally available therefor, when and as declared by the Board of Directors, subject only to the limitations that (1) no cash dividend payable on the shares of the Class B Common Stock shall be declared unless the Board of Directors shall concurrently declare a cash dividend on the shares of the Class A Common Stock at a rate which is not less than the rate of the cash dividend payable on the shares of the Class B Common Stock (but a cash dividend may be declared on the Class A Common Stock without declaring a cash dividend on the Class B Common Stock), and (2) no dividend payable in shares of the Class B Common Stock shall be declared on the Class A Common Stock (but a dividend payable in shares of Class A Common Stock may be declared on the Class A Common Stock or the Class B Common Stock and a dividend payable in shares of Class B Common Stock may be declared on the Class B Common Stock).

(b) Voting Rights. Except on matters where their vote is required by Delaware law, the holders of the Class A Common Stock shall not be entitled to vote on any matter coming before any meeting of stockholders. The holders of the Class B Common Stock shall be entitled to one vote per share upon each matter coming before any meeting of stockholders.

(c) Conversion of Class B Common Stock.

1. Shares of Class B Common Stock shall be convertible, at the option of the respective holders thereof, at any time, into fully paid and non-assessable shares of Class A Common Stock on the basis of one share of Class A Common Stock for each share of Class B Common Stock.

2. No payment or adjustment with respect to dividends on shares of the Class A Common Stock or on the Class B Common Stock shall be made in connection with any conversion of shares of Class B Common Stock into shares of Class A Common Stock.

3. The holders of a certificate or certificates for Class B Common Stock, in order to effect the conversion of shares represented thereby, shall surrender the certificate or certificates to the corporation or to the Transfer Agent for the shares of the Class B Common Stock, with request for conversion. If the shares of the Class A Common Stock issuable upon conversion are to be issued in a name other than that in which the shares of the Class B Common Stock to be converted are registered, the certificate or certificates shall be duly endorsed for transfer or accompanied by a duly executed stock transfer power, and shall also be accompanied by the necessary stock transfer stamps or equivalent funds.

Upon surrender of the certificate or certificates, the corporation shall issue and deliver or cause to be issued and delivered to the person entitled thereto a certificate or certificates for the number of full shares of the Class A Common Stock issuable upon conversion. The corporation shall pay all original issue taxes, if any, payable upon the issue of shares of the Class A Common Stock issued upon any conversion.

The conversion shall be deemed to have been effected on the date of the surrender of the certificate or certificates of shares of the Class B Common Stock, and the person in whose name the certificate or certificates of the shares of the Class A Common Stock issuable upon conversion are to be issued shall be deemed to be the holder of record of the shares as of that date.

4. If there should be any capital reorganization or any reclassification of the Class A Common Stock, the shares of the Class B Common Stock shall thereafter have the right to be converted into the number of shares of stock or other securities or property of the corporation to which outstanding shares of the Class A Common Stock would have been entitled upon the effective date of the reorganization or reclassification. The Board of Directors shall make an appropriate adjustment in the application of the provisions of this paragraph (c) with respect to the conversion rights of the holders of the shares of the Class B Common Stock after the reorganization or reclassification, to the end that the provisions shall be applicable, as nearly as reasonably may be, in respect to any shares or other securities or property thereafter issuable or deliverable upon the conversion of shares of the Class B Common Stock. The provisions of this sub-paragraph shall not apply to a reorganization or reclassification involving merely a subdivision or combination of outstanding shares of the Class A Common Stock.

5. In case the corporation shall be consolidated with or merged into any other corporation or shall sell or transfer its property and business as or substantially as an entirety, then the stock or other securities or other property, including cash, issuable or deliverable in connection with such consolidation, merger or sale in respect of each share of the Class A Common Stock then outstanding, shall thereafter, for the purposes of the conversion rights of the Class B Common Stock, be deemed the equivalent of one share of Class A Common Stock. Upon the exercise of conversion rights, holders of Class B Common Stock shall be entitled to receive on an equivalent basis and at the same rate and on the other terms and conditions set forth in this paragraph (c), the stock or other securities or property, including cash, deemed to be the equivalent of Class A Common Stock. Lawful provisions to this effect shall be made a part of and condition to the consolidation, merger or sale.

6. In case the corporation shall propose (i) to effect any reclassification of the Class A Common Stock or any capital reorganization involving a change in the Class A Common Stock, other than a reclassification or reorganization involving merely a subdivision or combination of outstanding shares of the Class A Common Stock, or (ii) to consolidate with or merge into another corporation, or to sell or transfer its property and business as or substantially as an entirety, then, in each such case, the corporation shall file with each Transfer Agent for the shares of the Class B Common Stock and shall mail to the holders of record of the shares at their respective addresses then appearing on the records of the corporation a statement, signed by an officer of the corporation, with respect to the proposed action, the statement to be so filed and mailed at least 30 days prior to the record date for holders of the Class A Common Stock for the purposes thereof. The statement shall set forth such facts with respect to the proposed action as shall be reasonably necessary to inform each Transfer Agent for the shares of the Class B Common Stock and the holders of those shares as to the effect of the action upon the conversion rights of the holders.

7. The corporation shall at all times have authorized but unissued, or in its treasury, a number of shares of the Class A Common Stock sufficient for the conversion of all shares of the Class B Common Stock from time to time outstanding.

8. In case the shares of the Class A Common Stock or the Class B Common Stock at any time outstanding shall, by reclassification or otherwise, be subdivided into a greater number of shares or combined into a lesser number of shares, the shares of Class B Common Stock or Class A Common Stock, respectively, then outstanding shall, at the same time, be subdivided or combined, as the case may be, on the same basis.

(d) Preemptive Rights. Holders of the Class A Common Stock shall have no preemptive right to subscribe to any securities issued by the corporation. Holders of the Class B Common Stock shall have the preemptive right to subscribe to additional shares of Class B Common Stock, or any other voting stock or any security convertible into Class B Common Stock or other voting stock, hereafter issued by the corporation.

(e) Liquidation Preferences.

1. In the event of dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary, holders of the Class A Common Stock and of the Class B Common Stock shall be entitled to payment out of the assets of the corporation ratably in accordance with the number of shares held by them respectively.

2. Neither a consolidation nor a merger of the corporation with or into any other corporation, nor a merger of any other corporation into the corporation, nor the purchase or other acquisition by the corporation of all or a part of the outstanding shares of any class or classes of its stock, nor the sale or transfer of the property and business of the corporation, as or substantially as an entirety, shall be considered a dissolution, liquidation or winding up of the corporation within the meaning of the foregoing provisions.

FIFTH: The business, property and affairs of this corporation shall be managed by a Board of Directors consisting of no fewer than five (5) and no more than eleven (11) members, the exact number to be determined from time to time by resolution of the Board of Directors. At each annual meeting of the stockholders of the corporation, all director nominees shall stand for election to terms expiring at the next succeeding annual meeting, with each director to hold office until his successor is duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. The Board of Directors may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the certificate of incorporation or by the bylaws of the corporation (the “Bylaws”) directed or required to be exercised or done by the stockholders.

Newly created directorships resulting from any increase in the authorized number of directors and vacancies in the Board of Directors from death, resignation, retirement, disqualification, removal from office or other reason, may only be filled by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the next annual meeting of the stockholders of the corporation and until their successors are duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Any director, or the entire Board of Directors, may be removed at any time, with or without cause. The affirmative vote of the holders of a majority of the voting power of all of the stock of this corporation entitled to vote in elections of directors shall be required to remove a director from office. The stockholders of the corporation are expressly prohibited from cumulating their votes in any election of directors of the corporation.

SIXTH: Unless and except to the extent that the Bylaws shall so require, the election of directors of the corporation need not be by written ballot.

SEVENTH: Bylaws of the corporation may be adopted, amended or repealed by the affirmative vote of a majority of the total number of directors or by the affirmative vote of the holders of a majority of the voting power of all of the stock of this corporation entitled to vote in elections of directors. The Bylaws may contain any provision for the regulation and management of the affairs of the corporation and the rights or powers of its stockholders, directors, officers, or employees not inconsistent with the laws of the State of Delaware or this certificate of incorporation.

EIGHTH: No action required or permitted to be taken at any annual or special meeting of the stockholders of this corporation may be taken without a meeting and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

NINTH: No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article NINTH shall not eliminate or limit liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment or repeal of this Article NINTH shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

TENTH: Special meetings of the stockholders of this corporation for any purpose or purposes may be called at any time by the Board of Directors or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the Bylaws, include the power to call such meetings, but such special meetings may not be called by any other person or persons.

ELEVENTH: This corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

[Signature Page Follows]

IN WITNESS WHEREOF, Kelly Services, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by James M. Polehna, its Senior Vice President and Corporate Secretary this 11th day of May, 2018.

KELLY SERVICES, INC.

By	/s/ James M. Polehna
James M. Polehna
Senior Vice President and Corporate Secretary

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